Exhibit 5

August 16, 2013

Crown Holdings, Inc.

One Crown Way

Philadelphia, PA 19154

Crown Americas LLC

c/o Crown Holdings, Inc.

One Crown Way

Philadelphia, PA 19154

Crown Americas Capital Corp. IV

c/o Crown Holdings, Inc.

One Crown Way

Philadelphia, PA 19154

Guarantors listed on Schedule A

c/o Crown Holdings, Inc.

One Crown Way

Philadelphia, PA 19154

Re:	Form S-4 Registration Statement (Reg. No. 333- )

Ladies and Gentlemen:

We have acted as special counsel to Crown Holdings, Inc., a Pennsylvania corporation (the “Company”), Crown Americas LLC, a Pennsylvania limited liability company (“Crown Americas”), Crown Americas Capital Corp. IV, a Delaware corporation (“Crown Americas Capital” and, together with Crown Americas, the “Issuers”), and the guarantors listed on Schedule A hereto (together with the Company, the “Guarantors”) in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-            ) filed by the Issuers and the Guarantors on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as amended (the “Registration Statement”). Upon the effectiveness of the Registration Statement, the Issuers and the Guarantors propose to offer to exchange (the “Exchange Offer”) an aggregate principal amount of up to (i) $1,000,000,000 of the Issuers’ 4  1/2% Senior Notes due 2023 (the “New Notes”), and the guarantees thereof by the Guarantors (the “New Guarantees”), registered under the Securities Act for an equal aggregate principal amount of the Issuers’ outstanding 4  1/2% Senior Notes due 2023 (the “Old Notes”), and the guarantees thereof by the Guarantors (the “Old Guarantees”). The New Notes and the New Guarantees are to be issued pursuant to the terms of the Indenture, dated as of January 9, 2013, by and among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), incorporated by reference as Exhibit 4.qq to the Registration Statement (the “Indenture”).

This opinion is being furnished to the Issuers and the Guarantors in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the New Notes and the New Guarantees.

We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

In rendering the opinions expressed below, we have assumed that (a) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee, (b) the Registration Statement will have been declared effective by the Commission, (c) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (d) the Old Notes have been, and the New Notes will have been, duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the New Notes and the New Guarantees.

Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1. When the New Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Issuers in exchange for the Old Notes in the manner contemplated by the prospectus included in the Registration Statement, then the New Notes will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

2. When the New Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Issuers in exchange for the Old Notes in the manner contemplated by the prospectus included in the Registration Statement, and when the New Guarantees have been duly executed in accordance with the terms of the Indenture, then the New Guarantees will constitute valid and binding obligations of each Guarantor enforceable against each Guarantor in accordance with their terms.

The opinions rendered above are subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally or debtors’ obligations generally, principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. In addition, any such enforceability opinion is subject to the further qualification that a court may decline to enforce the choice of law provisions on the grounds of comity or because United States constitutional requirements are not satisfied. We express no opinion concerning the enforceability of waivers of rights or defenses or any indemnification or contribution provisions contained in any agreement or instrument.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the laws of the United States, the Commonwealth of Pennsylvania and the State of New York that are applicable to securities of the type contemplated by the Indenture, and we express no opinion with respect to the applicability or effect of the laws of any other jurisdiction (including without limitation the effect of such laws on the enforceability of the New Notes or the New Guarantees).

The opinions expressed herein are rendered to the Company and the Guarantors in connection with the filing of the Registration Statement and for no other purpose.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dechert LLP

Schedule A

Guarantors

Crown Beverage Packaging, LLC

CROWN Beverage Packaging Puerto Rico, Inc.

Crown Consultants, Inc.

Crown Cork & Seal Company (DE), LLC

Crown Cork & Seal Company, Inc.

CROWN Cork & Seal USA, Inc.

Crown Financial Corporation

Crown International Holdings, Inc.

CROWN Packaging Technology, Inc.

CR USA, Inc.

Foreign Manufacturers Finance Corporation

NWR, Inc.